Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of SolarJuice Co., Ltd. Amendment No. 8 on the Form F-1, file No. 333-267486 of our report dated July 18, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of SolarJuice Co., Ltd. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report appears in the Prospectus, which is part of the Amendment No.7 to the Registration Statement filed with the SEC on February 17, 2023.

/s/Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

March 29, 2023